Exhibit 99.1
EDITORIAL CONTACT:

Michele Drake
+1 408 345 8396
michele_drake@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

Agilent Technologies, Inc. Recommends Stockholders Reject TRC Capital’s “Mini-Tender” Offer

Highlights:

•	Unsolicited mini-tender offer is below current market price for Agilent Technologies, Inc. shares.

•	Stockholders who have already tendered shares advised to withdraw.

•	Agilent Technologies, Inc. urges investors to review current share price, exercise caution and consult with advisors.

SANTA CLARA, Calif., April 20, 2015 - Agilent Technologies, Inc. (NYSE: A) has received notice of an unsolicited mini-tender offer by TRC Capital Corporation to purchase up to 2.5 million shares, or about 0.75%, of Agilent Technologies, Inc. outstanding common stock at a price of $41.55 per share in cash. As TRC Capital’s own offer document acknowledges, the offering price is approximately 4.22% below the closing price per share of Agilent Technologies, Inc. on April 15, 2015, the last trading day before the mini-tender offer was commenced.

Agilent Technologies, Inc. recommends that stockholders reject this unsolicited offer because the offer price is below the current market price for Agilent Technologies, Inc. The offer also is subject to numerous conditions, including TRC Capital obtaining sufficient financing necessary to consummate the offer on terms satisfactory to TRC Capital in its reasonable discretion. Agilent Technologies, Inc. also recommends that any stockholders who have tendered shares to TRC Capital withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m. ET, on May 15, 2015.

Agilent Technologies, Inc. is not associated with TRC Capital, its mini-tender offer or the mini-tender offer documentation.

TRC Capital has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections including the disclosure and procedural requirements applicable to most bids under United States securities laws. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (SEC) has cautioned investors about mini-tender offers noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC has also published investor tips regarding these offers on its website at: www.sec.gov/investor/pubs/minitend.htm.

Agilent Technologies, Inc. encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Agilent Technologies, Inc. urges investors to obtain current market quotations for their shares, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer.

Agilent Technologies, Inc. requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to the shares of common stock of Agilent Technologies, Inc.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A), a global leader in life sciences, diagnostics and applied chemical markets, is the premier laboratory partner for a better world. Agilent works with customers in more than 100 countries, providing instruments, software, services and consumables for the entire laboratory workflow. Agilent generated revenues of $4.0 billion in fiscal 2014. The company employs about 12,000 people worldwide. Information about Agilent is available at www.agilent.com.

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